Exhibit 99.1        Press Release dated April 23, 2015

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES FIRST QUARTER RESULTS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD) today announced its first quarter 2015 results.

Results of Operations for the Three Months Ended March 31, 2015, Compared with the Three Months Ended March 31, 2014.

Overview

Net sales increased 4.9% to $176.5 million in the first quarter of 2015 from $168.3 million in the first quarter of 2014. The Company had net income of $10.1 million in the first quarter of 2015 compared to $12.1 million in the first quarter of 2014. Diluted net income per common share was $0.20 for the first quarter of 2015 compared to $0.25 per common share for the first quarter of 2014. An out of period adjustment recorded in the first quarter of 2014 relating to a non-reoccurring correction had the effect of increasing that period's net income by $1.3 million or the equivalent of $0.026 per share (see "Gross profit" below).

Net sales

The Company's net sales increased in the North America segment and decreased in the Europe and Asia/Pacific segments in the first quarter of 2015 compared to the first quarter of 2014.

•	Segment net sales:

◦
North America – Net sales increased 9.8% in the first quarter of 2015 compared to the first quarter of 2014 due to increased unit sales volumes in the United States on improved economic activity. Canada net sales decreased mostly due to the effects of foreign currency translations as well as lower unit sales volumes. The Company calculated that Canada's first quarter 2015 net sales were negatively affected by approximately $1.0 million due to the Canadian dollar weakening against the United States dollar.

◦
Europe – Net sales decreased 17.6% in the first quarter of 2015 compared to the first quarter of 2014, mostly due to the effects of foreign currency translations, partly offset by a slight increase in average sales prices. The Company calculated that Europe's first quarter 2015 net sales were negatively affected by approximately $4.0 million due to European currencies weakening against the United States dollar. In local currencies, Europe's overall net sales were down slightly.

•	Consolidated net sales channels and product groups:

◦
Net sales to contractor distributors, dealer distributors, lumber dealers and home centers increased in the first quarter of 2015 compared to the first quarter of 2014, due to increased home construction activity.

◦
Wood construction product net sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 86% of total Company net sales in the first quarters of both 2015 and 2014.

◦
Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 14% of total Company net sales in the first quarters of both 2015 and 2014.

Gross profit

Gross profit decreased slightly to $77.5 million in the first quarter of 2015 from $77.8 million in the first quarter of 2014. Gross profit as a percentage of net sales decreased to 43.9% in the first quarter of 2015 from 46.2% in the first quarter of 2014, primarily due to a non-reoccurring $2.3 million correction to workers' compensation expense in the North America segment that increased the Company's first quarter of 2014 gross profit by 1.4% of net sales. Based on current information and subject to future events and circumstances, the Company estimates that its 2015 full year gross margin will be between 44% and 46%

•
North America – Gross profit margin decreased to 45.7% in the first quarter of 2015 from 49.2% in the first quarter of 2014, primarily as a result of increases in factory overhead, material and warehousing costs, each as a percentage of net sales. The increase in factory overhead cost as a percentage of net sales was primarily due to a non-reoccurring $2.3 million correction to workers' compensation expense that increased the first quarter of 2014 gross profit by 1.7% of net sales.

•
Europe – Gross profit margin increased to 38.2% in the first quarter of 2015 from 35.3% in the first quarter of 2014, as a result of decreases in material costs, factory overhead, on increased production volumes, warehousing costs and labor costs, each as a percentage of sales, partly offset by an increase in the costs of shipping.

•
Product mix – The gross profit margin differential between wood construction products and concrete construction products, which have lower gross profit margins, was 17% and 15% in the first quarters of 2015 and 2014, respectively. The increased gross profit differential between the two product groups coupled with increased concrete construction product sales in 2015, also negatively affected the gross profit margin.

•	Steel prices - The market price for steel decreased during the first quarter of 2015. There is a high degree of uncertainly regarding the market price of steel in the second quarter of 2015.

Research and development and engineering expense

Research and development and engineering expense increased 5.1% to $10.2 million in the first quarter of 2015 from $9.7 million in the first quarter of 2014, primarily due to an increase of $0.8 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015, partly offset by a decrease of $0.4 million in professional fees related to software development costs in North America.

Selling expense

Selling expense increased 3.6% to $22.6 million in the first quarter of 2015 from $21.8 million in the first quarter of 2014, primarily due to an increase of $0.3 million in personnel costs, $0.3 million in professional fees, $0.2 million in advertising and promotional costs and $0.2 million in stock-based compensation, partly offset by a decrease in commissions and cash profit sharing expense of $0.5 million.

•
North America – Selling expense increased $1.1 million, primarily due to an increase of $0.4 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015, $0.3 million in professional fees, $0.3 million in advertising and promotional costs for new product catalogues and $0.1 million in stock-based compensation, partly offset by a decrease of $0.2 million in commissions and cash profit sharing expense.

•	Europe – Selling expense decreased $0.5 million, primarily due to a decrease of $0.4 million in personnel costs related to the effects of foreign currency translations.

•
Asia/Pacific - Selling expense increased $0.2 million, primarily due to an increase of $0.4 million related to severance costs due to the closing of three sales offices and downsizing one sales office, partly offset by a decrease in commissions of $0.3 million.

General and administrative expense

General and administrative expense increased 5.6% to $28.4 million in the first quarter of 2015 from $26.9 million in the first quarter of 2014, primarily due to a net increase of $1.4 million in foreign currency losses and increases of $1.1 million in personnel costs and $0.3 million in stock-based compensation expense, partly offset by decreases of $0.6 million in amortization expense, $0.3 million in professional fees and $0.3 million in cash profit sharing expense, as well as a net $0.2 million benefit related to contingent liability fair value changes in the Europe segment.

•
North America – General and administrative expense increased $1.0 million, primarily due to increases of $1.0 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015 and $0.2 million in professional fees, partly offset by a decrease of $0.5 million in amortization expense.

•
Europe – General and administrative expense increased by $0.3 million, primarily due to a net increase of $1.1 million in foreign currency losses and a $0.2 million increase in stock-based compensation expense, partly offset by decreases of $0.5 million in personnel costs related to the effects of foreign currency translations and $0.1 million in cash profit sharing expense, as well as a net $0.2 million benefit resulting from changes in the fair values of contingent liabilities related to recent acquisitions.

•
Administrative and Other – General and administrative expense increased by $0.5 million primarily due to a net increase of $0.4 million in foreign currency losses and increases of $0.3 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015 and $0.1 million in stock-based compensation, partly offset by a decrease of $0.5 million in professional fees.

Sales office closing

In March 2015, the Company committed to a plan to close its sales offices located in China, Thailand and Dubai as well as to reduce its selling activities in Hong Kong. The closures may be completed as early as December 2015. As a result, the Company recorded employee severance obligation expenses of $0.8 million in March 2015 with nearly all to be paid in April 2015. Most of the severance obligation expense was charged to operating expenses, with less than $0.1 million recorded to cost of sales. Estimated additional severance expense, retention bonuses and professional fees of $1.9 million will be recorded as commitment requirements are met or services are received until the closings are finalized in 2016. All of the physical locations are leased, with remaining future minimum lease obligations of $1.3 million, and will continue to be occupied while the Company considers options for early termination of the leases. If the Company terminates a lease early with no sub-lease or concessions received from the landlord and the location is no longer in use, the remaining obligation will be determined and expensed. Long-lived assets of $0.2 million consisting mostly of office equipment and vehicles will either be sold or depreciated on an accelerated basis to their salvage value and are expected to be disposed by December 31, 2015. Accelerated depreciation expense of $0.1 million was recorded in the first quarter of 2015, nearly all as operating expenses.

Income taxes

The effective income tax rate for the first quarter of 2015 was 38.1% as compared to 38.6% for the first quarter of 2014. Based on current information and subject to future events and circumstances, the Company estimates that its 2015 effective tax rate will be between 36% and 38%.

Additional information

At its meeting on April 21, 2015, the Company’s Board of Directors declared a cash dividend of $0.16 per share. This is an increase of $0.02 per share, or 14.3%, over the amount of the dividend declared in February 2015. The record date for the dividend will be July 2, 2015, and it will be paid on July 23, 2015.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, April 24, 2015, at 6:00 am Pacific Time. To participate, callers may dial 866-952-1906. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties, such as statements above regarding steel prices, estimating the 2015 gross profit margin and the 2015 effective tax rate. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission including most recently the Company's Annual Report on Form 10-K under the heading "Item 1A - Risk Factors.". Actual results might differ materially from results suggested by any forward-looking statements in this document. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise. The financial information set forth herein is presented on a preliminary unreviewed basis; data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, when filed.

The Company's results of operations (unaudited) for the three months ended March 31, 2015 and 2014, were as follows:

	Three Months Ended March 31,
(Amounts in thousands, except per share data)	2015	2014
Net sales	$176,491	$168,288
Cost of sales	98,993	90,526
Gross profit	77,498	77,762
Research and development and engineering expenses	10,197	9,700
Selling expenses	22,607	21,819
General and administrative expenses	28,433	26,922
Gain on disposal of assets	(16)	(285)
Income from operations	16,277	19,606
Interest income (expense), net	(35)	85
Income before taxes	16,242	19,691
Provision for income taxes	6,191	7,604
Net income	$10,051	$12,087
Earnings per common share:
Basic	$0.20	$0.25
Diluted	$0.20	$0.25
Weighted average shares outstanding:
Basic	49,208	48,899
Diluted	49,408	49,065
Other data:
Depreciation and amortization	$7,418	$7,684
Pre-tax equity-based compensation expense	3,295	2,657

Cash dividend declared per common share	$0.140	$0.125

The Company's financial position (unaudited) as of March 31, 2015 and 2014, and December 31, 2014 were as follows:

	March 31,		December 31,
(Amounts in thousands)	2015	2014	2014
Cash and short-term investments	$233,587	$211,988	$260,307
Trade accounts receivable, net	117,316	114,159	92,015
Inventories	205,312	216,529	216,545
Other current assets	32,231	29,071	35,451
Total current assets	588,446	571,747	604,318
Property, plant and equipment, net	205,009	207,457	207,027
Goodwill	122,923	129,433	123,881
Other noncurrent assets	36,281	44,532	37,839
Total assets	$952,659	$953,169	$973,065
Trade accounts payable	$21,456	$31,291	$22,860
Notes payable and lines of credit	—	83	18
Other current liabilities	59,831	64,175	71,602
Total current liabilities	81,287	95,549	94,480
Other long-term liabilities	16,082	10,111	15,120
Stockholders' equity	855,290	847,509	863,465
Total liabilities and stockholders' equity	$952,659	$953,169	$973,065

Additional financial data of the Company (unaudited) for the three months ended March 31, 2015 and 2014, were as follows:

	Three Months Ended
	March 31%
(Amounts in thousands)	2015	2014	change
Net Sales by Reporting Segment
North America	$150,324	$136,882	10%
Europe	22,788	27,647	(18)%
Asia/Pacific	3,379	3,759	(10)%
Total	$176,491	$168,288	5%
Net Sales by Product Group*
Wood Construction	$151,379	$144,676	5%
Concrete Construction	25,010	23,524	6%
Other	102	88	N/M
Total	$176,491	$168,288	5%
Gross Profit by Reporting Segment
North America	$68,707	$67,290	2%
Europe	8,697	9,764	(11)%
Asia/Pacific	510	756	(33)%
Administrative and all other	(416)	(48)	N/M
Total	$77,498	$77,762	—%
Income (Loss) from Operations
North America	$20,466	$22,561	(9)%
Europe	(1,632)	(919)	N/M
Asia/Pacific	(803)	(1,151)	N/M
Administrative and all other	(1,754)	(885)	N/M
Total	$16,277	$19,606	(17)%

*	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."
For further information, contact Tom Fitzmyers at (925) 560-9030.